Exhibit 10.21

LICENSE AGREEMENT

This License Agreement is made and entered into as of this 23rd day of July, 2009 (“License”) by and between MS Kearny Northrop Avenue, LLC, a Delaware limited liability company hereinafter called “Licensor” and Tesla Motors, Inc., a Delaware corporation hereinafter called “Licensee.” Licensee and Licensor are sometimes referred to individually as “Party” and collectively as the “Parties”. In consideration for the payment by Licensee and the performance of the conditions and covenants herein contained, Licensor hereby licenses certain real property subject to the following terms and conditions:

Licensed Premises: The building located at 3337 Jack Northrop Avenue, consisting of approximately 12,843 square feet, the real property which is the subject of this License (hereinafter called “Licensed Premises”), is located in the City of Hawthorne, State of California as further described on “Exhibit A” attached hereto and incorporated herein by reference. The Licensed Premises consists of an industrial building and 22 adjacent parking stalls.

1. Grant of License: Licensor hereby grants to Licensee an exclusive right to use the Licensed Premises, subject to the terms and conditions described below. Licensor may designate the exact parking spaces at Licensor’s sole discretion.

2. Consideration for License: Licensee shall pay to Licensor, as consideration for the License, the sum of $9,000.00 per month plus the utility costs associated with the Premises, to be reimbursed to Licensor within 10-days of receipt of an invoice. The total due upon execution of this agreement is $18,000.00 representing advance payment for the period of August 1, 2009 up to and including August 31, 2009, and a security deposit of $9,000.00. No license fee will be payable for the period ending July 31, 2009.

3. Use of Premises: This License is valid for the following uses only: General office, vehicle design, and prototype vehicle development for Tesla Motors.

4. Term of Use: This License shall be in effect from August 1, 2009 through August 31, 2009. Thereafter, this tenancy shall become month-to-month, cancelable by either party following 45 days prior written notice.

5. Notices: All notices to be given under this License shall be in writing and either: sent by certified mail, return receipt requested, in which case notice shall be deemed delivered three (3) business days after deposit, postage prepaid in the United States mail; or sent by a nationally recognized overnight courier, in which case notice shall be deemed delivered one (1) business day after deposit with this courier; or by fax or similar means, if a copy of the notice is also sent by United States Certified Mail, in which case notice shall be deemed delivered on transmittal by telecopier or other similar means provided that a transmission report is generated reflecting the accurate transmission of the notices, as follows:

Notices to Licensor shall be addressed as follows:

MS Kearny Northrop Avenue, LLC

Attention: Mr. Hoonie Kang

1900 Avenue to the Stars, Suite 320

Los Angeles, CA 90067

Tel: (310) 203-1847

And

MS Kearny Northrop Avenue, LLC

Attention: Mr. Jeff Dritley

1900 Avenue to the Stars, Suite 320

Los Angeles, CA 90067

Notices to Licensee shall be addressed as follows:

Tesla Motors.

Attention: Elon Musk

One Rocket Road

Hawthorne, CA 90250

Tel: (310) 363-6000

Fax: (310) 363-6001

and

Tesla Motors, Inc.

1050 Bing St

San Carlos, CA 94070

Attention: Legal Dept.

6. General Restrictions: No storage of hazardous materials shall be allowed on the Licensed Premises unless specifically allowed elsewhere in this License. Licensee shall at all times keep the Licensed Premises clean and free from rubbish, public nuisances, weeds, brush, flammable materials, growth, debris, and waste, and in a condition satisfactory to Licensor. Licensee may store materials on the site consistent with the use of Premises specified in Section 3.

7. Alterations: Licensee shall not make or allow to be made any alterations of the Licensed Premises without the prior written consent of Licensor, which shall not be unreasonably withheld, provided the Premises is restored by Licensee upon termination of the License Agreement.

8. Environmental Compliance: Licensee shall not engage in, nor shall it permit any third party to engage in, activities upon the Licensed Premises, or any portion thereof, for the purpose of or anyway involving the handling, manufacturing, treatment, storage, use, transportation, spillage, leakage, dumping, discharge or disposal (whether legal or illegal, accidental or intentional) of any hazardous or toxic substances, materials or wastes, or any wastes regulated under any local, state or federal law. Licensee may use and store materials on the site consistent with the purpose of the use of Premises specified in Section 3.

9. Compliance with Law: Licensee shall comply with all laws, ordinances, codes, zoning ordinances, and regulations of any Federal, State, Local or other public body or agency exercising jurisdiction over the Licensed Premises. Licensee shall maintain the Licensed Premises and any improvements according to all applicable zoning and other standards. Licensee shall notify Licensor immediately of any non-compliance with any laws, ordinances, codes, zoning ordinances, and regulations of any Federal, State, Local or other public body or agency exercising jurisdiction over the Licensed Premises. Licensee shall further indemnify and hold harmless Licensor from any claim, loss, damage or injury, including any fines or penalties assessed by any agency, body or court, resulting from any violation of such standards in connection with Licensee’s use of the Licensed Premises and improvements, whether such claim, loss, damage or injury arises in whole or in part from the negligence or intentional acts of Licensee. Licensee shall, at its cost, undertake to respond to all such claims.

10. Indemnification: Licensee agrees to indemnify and hold Licensor, its officers, employees, agents, affiliates or Licensees harmless from and against any and all demands, claims, suits, costs of defense, attorneys’ fees (both in-house and outside counsel), witness fees, including expert witness fees, liability, loss, costs, obligations or other expenses for damage to property or for injury, disease to or death of any persons in any manner arising from (a) Licensee’s use, maintenance, presence on or occupation of the Licensed Premises, (b) the presence of Licensee’s automobiles and those of its employees, agents and contractors upon the Licensed Premises, or (c) any act or omission of Licensee, its employees, agents or Licensees, or of any employees, agents or Licensees of its contractors, subcontractors or independent contractors.

11. Liability Insurance: Licensee shall, at its own expense, secure and maintain in effect during the entire life of this License, insurance coverages as described herein, in amounts not less than the minimum limits specified, to protect Licensor and Licensee from claims or liabilities in any way arising out of Licensee’s use of the Licensed Premises: (a) Workers’ Compensation Insurance and Employer’s Liability Insurance in accordance with statutory requirements and limits, (b) Comprehensive General Liability insurance and contractual liability coverage for liability assumed by Licensee under this License, and automobile liability insurance, with limits of not less than $2,000,000.00 each occurrence for bodily injury and property damage combined. Such liability insurance shall name Licensor and its related and relevant affiliate entities as additional insured, shall contain a severability of interest or cross liability clause and shall be primary for all purposes. Certificates of insurance evidencing the coverages and provisions required in (a) and (b) above shall be furnished to Licensor within 15 days of the rent commencement date.

12. Attorneys’ Fees: If either Party files any action or brings any proceeding against the other arising from or related to this License, the prevailing party shall be entitled to recover from the other Party as an element of its costs of suit and not as damages, reasonable attorneys’ fees (both in-house and outside attorney fees), costs and expenses incurred in the action or proceeding, including any appeal thereof.

13. Breach of Conditions: Licensor’s waiver of any one or more of the covenants, conditions, or agreements of this License shall not be construed to be a waiver of any subsequent or other breach of the same or any other covenant, conditions, or agreement of this License. Licensor’s failure to require or exact full complete compliance with any of the covenants, conditions, or agreements of this License shall not be construed as changing the terms hereof, and such failure shall not stop Licensor from enforcing the full provisions hereof. The terms of this License shall be amended only in writing and signed by Licensor and Licensee.

14. Time of the Essence: It is agreed that time is of the essence of each of the terms and provisions of this License.

16. Condition of Premises at Possession: Licensor is leasing the premises to Licensee in its existing “as is” condition as of the commencement date of this License.

17. Condition of Premises - End of Term: Upon termination or revocation of this License, Licensee shall surrender the Licensed Premises to Licensor in the same condition as existed at the commencement of this License, clean and free of debris. If, within ten (10) days, Licensee has failed to remove its property and/or return the Licensed Premises to its original condition, ordinary wear and tear excepted, Licensor may, at its option, remove Licensee’s property and restore the Licensed Premises to its original condition and seek reimbursement from Licensee of the costs incurred therewith.

18. Governing Law: This License shall be governed by and construed in accordance with the laws of the State of California. By execution and delivery of this license, each of the parties hereby irrevocably accepts and submits to the jurisdiction of said courts in person, generally and unconditionally in connection with any such action or proceeding.

19. Severability: If any part, section or provision of this License should be invalid, then all the remaining parts, sections and provisions shall continue in full force and effect.

20. No Obstruction: At no time shall the Licensee store its vehicles in such a way as to block entrance or exit to other portions of the property not considered part of this License. In addition, Licensee covenants not to cause any nuisance to Licensor’s existing tenants using the property adjacent to the Premises.

21. Access/Relocation: Licensor or its, officers, employees, agents, affiliates, prospective buyers or Licensees shall have the right to access the Premises at all times and may relocate certain parking spaces within a reasonable distance following 24 hour written notice if necessary to perform any surveys, tests or other types of studies on the Premises.

22. Broker’s Fees: The Parties agree that Fischer & Company (“Broker”) is the only broker involved in the proposed transaction shall indemnify each other against any claims from other brokers or agents for the proposed License Agreement. Licensor agrees to pay Broker a commission pursuant to the existing Commission Agreement between Licensor and Broker.

23. Security Deposit: Upon mutual execution of the License Agreement, Licensee shall pay Licensor a Security Deposit equal to one months License Fee ($9,000.00). At the expiration or termination of this License, Licensor shall return the Security Deposit to Licensee, less such amounts as are reasonably necessary to remedy Licensee’s defaults, to repair damages the Premises caused by Licensee, as soon as practicable thereafter.

24. Default and Remedies: The occurrence of any one or more of the following events shall constitute a material default and breach of this Agreement by the Licensee.

(a) Licensee shall default in the due and punctual payment of the fees, or any other sums payable hereunder, and on the second such failure to pay such default shall continue for five (5) days after Licensor shall have given Licensee written notice of such default.

(b) Licensee shall neglect or fail to perform or observe any of the covenants herein contained on Licensee’s part to be performed or observed other than described in subparagraph (a) above, and Licensee shall fail to remedy same within thirty (30) days after Licensor shall have given to Licensee written notice specifying such neglect or failure, or if such default is incapable of being cured within thirty (30) days, then in such event, if Licensee shall fail to commence the cure of such default within thirty (30) days of receipt of written notice of same, and continue thereafter in good faith and with due diligence to cure same; or,

(c) Licensee shall be involved in financial difficulties as evidenced by (1) its admitting in writing its inability to pay its debts generally as they come due, or (2) by it its filing a petition in Bankruptcy or for reorganization or for the adoption of an arrangement under the Bankruptcy Act or an answer or other pleading to be filed by or on behalf or Licensee admitting the material allegations of such a petition or seeking, consenting to or acquiescing in the relief provided for under such Act, or (3) by its approving a petition filed against it for the effecting of an arrangement in bankruptcy or for a reorganization pursuant to said Bankruptcy Act. In the event of any such material default or breach by Licensee, Licensor may, at anytime thereafter, with or without notice or demand and without limiting Licensor in the exercise of any right or remedy which Licensor may have by reason of such default or breach.

Upon the occurrence of any such default by Licensee, Licensor shall have, in addition to any other remedies available to Licensor at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

Terminate this Agreement, in which event Licensee shall immediately surrender the Premises to Licensor, and if Licensee fails to do so, Licensor may, without prejudice to any other remedy which it may have for possession or arrearages in License Fee, enter upon and take possession of the Premises and expel or remove Licensee and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefore; and Licensor may recover from Licensee the following:

(i) The worth at the time of award of any unpaid License Fee which has been earned at the time of such termination; plus

(ii) The worth at the time of award of the amount by which the unpaid License Fee which would have been earned after termination until the time of award exceeds the amount of such License Fee loss that Licensee proves could have been reasonably avoided; plus

(iii) The worth at the time of award of the amount by which the unpaid License Fee for the balance of the term of this Agreement after the time of award exceeds the amount of such License Fee loss that Licensee proves could have been reasonably avoided; plus

(iv) Any other amount necessary to compensate Licensor for all the detriment proximately caused by Licensee’s failure to perform its obligations under this Agreement or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

(v) At Licensor’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term “License Fee” as used in this Section 24 shall be deemed to be and to mean all sums of every nature required to be paid by Licensee pursuant to the terms of this Agreement, whether to Licensor or to others. As used in clauses (i) and (ii) hereinabove, the “worth at the time of award” shall be computed by allowing interest at an interest rate equal to the lesser of (i) the “Prime Rate” or “Reference Rate” announced from time to time by the Bank of America (or such reasonable comparable national banking institution as selected by Licensor in the event Bank of America ceases to exist or publish a Prime Rate or Reference Rate), plus four percent (4%), or (ii) the highest rate permitted by applicable law. As used in Section 24 above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

Licensor shall have the remedy described in California Civil Code Section 1951.4 (Licensor may continue License in effect after Licensee’s breach and abandonment and recover License Fee as it becomes due, if Licensee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Licensor does not elect to terminate this Agreement on account of any default by Licensee, Licensor may, from time to time, without terminating this Agreement, enforce all of its rights and remedies under this Agreement, including the right to recover all License Fee as it becomes due.

Licensor may, but shall not be obligated to, make any such payment or perform or otherwise cure any such obligation, provision, covenant or condition on Licensee’s part to be observed or performed (and may enter the Premises for such purposes). In the event of Licensee’s failure to perform any of its obligations or covenants under this Agreement, and such failure to perform poses a material risk of injury or harm to persons or damage to or loss of property, then Licensor shall have the right to cure or otherwise perform such covenant or obligation at any time after such failure to perform by Licensee, whether or not any such notice or cure period set forth in this Section 24 above has expired. Any such actions undertaken by Licensor pursuant to the foregoing provisions of this Section 24(3) shall not be deemed a waiver of Licensor’s rights and remedies as a result of Licensee’s failure to perform and shall not release Licensee from any of its obligations under this Agreement.

Licensee shall pay to Licensor, within ten (10) days after delivery by Licensor to Licensee of statements therefore: (i) sums equal to expenditures reasonably made and obligations incurred by Licensor in connection with Licensor’s performance or cure of any of Licensee’s obligations pursuant to the provisions of Section 24(3) above; and (ii) sums equal to all expenditures made and obligations incurred by Licensor in collecting or attempting to collect the License Fee or in enforcing or attempting to enforce any rights of Licensor under this Agreement or pursuant to law, including, without limitation, all legal fees and other amounts so expended. Licensee’s obligations under this paragraph shall survive the expiration or sooner termination of the term of this Agreement.

Whether or not Licensor elects to terminate this Agreement on account of any default by Licensee, as set forth in this Section 24, Licensor shall have the right to terminate any and all sublicenses, licenses, concessions or other consensual arrangements for possession entered into by Licensee and affecting the Premises or may, in Licensor’s sole discretion, succeed to Licensee’s interest in such sublicenses, licenses, concessions or arrangements. In the event of Licensor’s election to succeed to Licensee’s interest in any such sublicenses, licenses, concessions or arrangements, Licensee shall, as of the date of notice by Licensor of such election, have no further right to or interest in the License Fee or other consideration receivable thereunder.

No waiver by Licensor of any violation or breach by Licensee of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other or later violation or breach by Licensee of the same or any other of the terms, provisions, and covenants herein contained. Forbearance by Licensor in enforcement of one or more of the remedies herein provided upon a default by Licensee shall not be deemed or construed to constitute a waiver of such default. The acceptance of any License Fee hereunder by Licensor following the occurrence of any default, whether or not known to Licensor, shall not be deemed a waiver of any such default, except only a default in the payment of the License Fee so accepted.

For the purposes of this Section 24, Licensee’s right to possession shall not be deemed to have been terminated by efforts of Licensor to relet the Premises, by its acts of maintenance or preservation with respect to the Premises, or by appointment of a receiver to protect Licensor’s interests hereunder. The foregoing enumeration is not exhaustive, but merely illustrative of acts which may be performed by Licensor without terminating Licensee’s right to possession.

25. Limitation of Liability: Licensor makes no warranties, express or implied (including warranties of merchantability or fitness for a particular purpose) and the sole and exclusive remedy of Licensee and its successors and assigns (including without limitation, Bank, if applicable), at law or in equity under any legal theory or theories of recovery whatsoever (including without limitation, theories of negligence, breach of contract, breach of warranty, tort or otherwise), shall be limited to the fees payable by Licensee under the License Agreement.

26. Late Fees: If any installment of the monthly License Fee or other sum due from Licensee shall not be received by Licensor within ten days of its due date, then Licensee shall pay to Licensor a Late Fee of five (5) percent of such overdue amount. In addition, there will be a $100.00 fee for every returned check. The parties hereby agree that such late charge represents a fair and reasonable estimate of the cost that the Licensor will incur by reason of the late payment by Licensee.

IN WITNESS WHEREOF, the Parties have executed this License as of the above date first written.

LICENSEE		LICENSOR

Tesla Motors, Inc.		MS Kearny Northrop Avenue, LLC

By:	/s/ Craig W. Harding	By:	/s/ Illegible

Date	July 29, 2009	Date	July 30, 2009

EXHIBIT “A”

Licensed Premises